Registration No. 333-121214

Filed Pursuant to Rule 424(b)(3)

Viisage Technology, Inc.

Supplement dated February 9, 2005

to Prospectus dated January 13, 2005

Revisions Relating to Selling Stockholders:

The table following the caption “SELLING STOCKHOLDERS” is revised as follows:

	Shares Beneficially Owned Prior to Offering(2)		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Selling Stockholders(1)	Number	Percent		Number	Percent
Zero Stage Capital V Limited Partnership(3)	641,445	1.34%	641,445	0	*
Zero Stage Capital VII, L.P.(4)	697,844	1.46%	697,844	0	*
Zero Stage Capital (Cayman) VII, L.P.(5)	251,232	*	251,232	0	*
Zero Stage Capital SBIC VII, L.P.(6)	134,902	*	134,902	0	*
NeoCarta Scout Fund, L.L.C.(7)	166,885	*	166,885	0	*
NeoCarta Ventures, L.P.(8)	1,501,968	3.15%	1,501,968	0	*
W Capital, L.P.(9)	227,589	*	227,589	0	*
Green Mountain Capital, L.P.(10)	40,604	*	40,604	0	*
Liberty Ventures I, L.P.(11)	758	*	758	0	*
Liberty Ventures II, L.P.(12)	1,517	*	1,517	0	*
LVIR Investor Group(13)	50,993	*	50,993	0	*
MerchantBanc Venture Partners, L.P.(14)	25,496	*	25,496	0	*
Novo Vita, L.P.(15)	16,150	*	16,150	0	*
S&S Investments(16)	39,512	*	39,512	0	*
Jeffrey Setrin(17)	91,753	*	14,572	77,181	*
William Thalheimer(18)	297,663	*	60,328	237,335	*
John Thompson(19)	39,433	*	9,767	29,666	*
Ron van Os(20)	44,078	*	14,412	29,666	*
Morton Goulder(21)	10,492	*	10,492	0	*
Evan Scott Allenson	2,859	*	1,921	938	*

*	Less than one percent (1%).

(1)	The names of the selling stockholders and the numbers of securities held by the selling stockholders may be amended subsequent to the date of this prospectus pursuant to Rule 424(b)(3) of the Securities Act.

(2)

The number of shares indicated in the table above as being beneficially owned by a selling stockholder (a) includes shares such selling stockholder may sell upon release of the escrow and (b) such shares as are deemed to be beneficially owned by such selling stockholder pursuant to Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of the date set forth above through the exercise of an option, warrant or other right.

(3)	Zero Stage Capital V Limited Partnership beneficially owned 14.72% of the fully-diluted capital stock of iA prior to the acquisition. Includes 144,869 shares that may become available for resale by the selling stockholder upon release of the escrow.

(4)	Zero Stage Capital VII, L.P. beneficially owned 15.73% of the fully-diluted capital stock of iA prior to the acquisition. Includes 157,606 shares that may become available for resale by the selling stockholder upon release of the escrow.

(5)	Zero Stage Capital (Cayman) VII, L.P. beneficially owned 5.66% of the fully-diluted capital stock of iA prior to the acquisition. Includes 56,740 shares that may become available for resale by the selling stockholder upon release of the escrow.

(6)	Zero Stage Capital SBIC VII, L.P. beneficially owned 3.04% of the fully-diluted capital stock of iA prior to the acquisition. Includes 30,468 shares that may become available for resale by the selling stockholder upon release of the escrow.

(7)	NeoCarta Scout Fund, L.L.C. beneficially owned 3.76% of the fully-diluted capital stock of iA prior to the acquisition. Includes 37,691 shares that may become available for resale by the selling stockholder upon release of the escrow.

(8)	NeoCarta Ventures, L.P. beneficially owned 33.87% of the fully-diluted capital stock of iA prior to the acquisition. Includes 339,216 shares that may become available for resale by the selling stockholder upon release of the escrow.

(9)	Includes 1,845 shares that may become available for resale by the selling stockholder upon release of the escrow.

(10)	Includes 5,566 shares that may become available for resale by the selling stockholder upon release of the escrow.

(11)	Includes 171 shares that may become available for resale by the selling stockholder upon release of the escrow.

(12)	Includes 343 shares that may become available for resale by the selling stockholder upon release of the escrow.

(13)	Includes 704 shares that may become available for resale by the selling stockholder upon release of the escrow.

(14)	Includes 352 shares that may become available for resale by the selling stockholder upon release of the escrow.

(15)	Includes 3,648 shares that may become available for resale by the selling stockholder upon release of the escrow.

(16)	Includes 8,924 shares that may become available for resale by the selling stockholder upon release of the escrow.

(17)	Mr. Setrin served as the Chief Technical Officer and as a member of the Board of Directors of iA immediately prior to the merger, and currently serves as our Vice President of Engineering – Documetrics. Includes 36 shares that may become available for resale by Mr. Setrin upon release of the escrow.

(18)	Mr. Thalheimer served as the President and Chief Executive Officer and as a member of the Board of Directors of iA immediately prior to the merger, and currently serves as a consultant to Viisage. Includes 2,775 shares that may become available for resale by Mr. Thalheimer upon release of the escrow.

(19)	Mr. Thompson served as the Chief Financial Officer of iA immediately prior to the merger. Includes 2,206 shares that may become available for resale by Mr. Thompson upon release of the escrow.

(20)	Mr. van Os served as the Executive Vice President, Sales and Marketing of iA immediately prior to the merger, and currently serves as our Vice President of Sales. Includes 29,666 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 6, 2005.

(21)	Includes 2,370 shares that may become available for resale by the selling stockholder upon release of the escrow.

Set forth below are the names of natural persons with voting and investment control over the common stock we are registering for the selling stockholders listed below. The following has been prepared solely based on information supplied to us by the listed selling stockholders.

Selling Security Holders	Names of Natural Persons with Voting and Investment Control Over Common Stock
Zero Stage Capital V Limited Partnership	(1)
Zero Stage Capital VII, L.P.	(2)
Zero Stage Capital (Cayman) VII, L.P.	(3)
Zero Stage Capital SBIC VII, L.P.	(4)
NeoCarta Scout Fund, L.L.C.	(4)
NeoCarta Ventures, L.P.	(4)
W Capital, L.P.	David Wachter, Steve Wertheimer and Robert Migliorino
Green Mountain Capital, L.P.	Michael Sweatman
Liberty Ventures I, L.P.	Thomas R. Morse
Liberty Ventures II, L.P.	Thomas R. Morse
LVIR Investor Group	Keith Vallachi
MerchantBanc Venture Partners, L.P.	Jeffrey M. Pollock, James E. Mann and William E. Wetzel, Jr.
Novo Vita, L.P.	Brian K. Adamsky, Donald R. Caldwell, Richard M. Fox,
S&S Investments	Gerry McCrory and Frederick C. Tecce Richard Sakakeeny and Jack Swartz
Jeffrey Setrin	Jeffrey Setrin
William Thalheimer	William Thalheimer
John Thompson	John Thompson
Ron van Os	Ron van Os
Morton Goulder	Morton Goulder
Evan Scott Allenson	Evan Scott Allenson

(1)	Paul Kelley and Gordon Baty, as general partners of Zero Stage Capital Associates, L.P., the general partner of Zero Stage Capital V Limited Partnership, exercise investment and voting control over the shares of our common stock owned by Zero Stage Capital V Limited Partnership. Messrs. Kelley and Baty disclaim beneficial ownership of the shares of our common stock owned by Zero Stage Capital V Limited Partnership.

(2)	Paul Kelley and Bic Stevens, as the stockholders of Zero Stage Capital G.P. VII Inc., the general partner of Zero Stage Capital Associates VII, L.P., which is the general partner of Zero Stage VII, L.P. and Zero Stage Capital (Cayman) VII, L.P., exercise investment and voting control over the shares of our common stock owned by Zero Stage VII, L.P. and Zero Stage Capital (Cayman) VII, L.P. Messrs. Kelley and Stevens disclaim beneficial ownership of the shares of our common stock owned by Zero Stage VII, L.P. and Zero Stage Capital (Cayman) VII, L.P.

(3)	Paul Kelley and Bic Stevens, as the stockholders of Zero Stage Capital G.P. VII Inc., the general partner of Zero Stage Capital SBIC VII Associates, L.P., which is the general partner of Zero Stage Capital SBIC VII, L.P., exercise investment and voting control over the shares of our common stock owned by Zero Stage Capital SBIC VII, L.P. Messrs. Kelley and Stevens disclaim beneficial ownership of the shares of our common stock owned by Zero Stage Capital SBIC VII, L.P.

(4)	D. Jarrett Collins, Thomas W. Naughton, Andre Turenne, Tony Pantuso and Margaret Jackson, as Managing Directors of NeoCarta Associates LLC, the General Partner of NeoCarta Ventures, L.P. and the General Partner of the manager of NeoCarta Scout Fund, L.L.C., exercise investment and voting control over the shares of our common stock owned by NeoCarta Ventures, L.P. and NeoCarta Scout Fund, L.L.C. Messrs. Collins, Naughton, Turenne and Pantuso and Ms. Jackson disclaim beneficial ownership of the shares of our common stock owned by NeoCarta Ventures, L.P. and NeoCarta Scout Fund, L.L.C.

Investors should retain this supplement with the prospectus for future reference.

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